Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

Lanvin Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares (Secondary Offering)	Other	19,050,381 (3)	$2.73 (4)	$52,007,540.13	$147.60 per $1,000,000	$7676.31

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$52,007,540.13		$7676.31

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7676.31

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional ordinary shares of Lanvin Group Holdings Limited (the “Registrant”), par value $0.000001 per share (“Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could result in an increase to the number of outstanding Ordinary Shares.

(2)	Calculated by multiplying the proposed Maximum Aggregate Offering Price of securities to be registered by 0.00014760.

(3)	Represents 19,050,381 Ordinary Shares registered for resale by certain Selling Securityholder named in the Registration Statement

(4)	Calculated in accordance with Rule 457(c) under Securities Act, based on the average of the high and low prices of the Ordinary Shares on the New York Stock Exchange, or NYSE on January 8, 2024.